Exhibit 1
    JOINT FILING AGREEMENT
The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13(d)-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of the attached statement on Schedule 13D with respect to the common units beneficially owned by each of them. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned hereby executed this Agreement as of February 24, 2021.

Dated: February 24, 2021		Phillips 66

	By:	/ S / Paula A. Johnson
Paula A. Johnson Executive Vice President, Legal and Government Affairs, General Counsel and Corporate Secretary

Dated: February 24, 2021		Phillips 66 Company
By:
/ S / Paula A. Johnson
Paula A. Johnson Executive Vice President, Legal and Government Affairs, General Counsel and Corporate Secretary

Exhibit 1

Dated: February 24, 2021		Phillips 66 Project Development Inc.
By:
/ S / Paula A. Johnson
Paula A. Johnson Vice President